EXHIBIT 24.3

                   SHERWIN D. YOELIN, PETROLEUM ENGINEER INC.
                              1439 BONNIE JEAN ROAD
                       LA HABRA HEIGHTS, CALIFORNIA 90631
                                  310/697-3700

November 22, 1996

Fortune Petroleum Corporation
One Commerce Green
515 W. Greens Rd., Suite 720
Houston, Texas  77067

Re:            Consent of Independent Petroleum Engineer

Gentlemen:

      I hereby consent to the incorporation of my January 1, 1994 and January 1, 1995, Annual Reserve Reports of the oil and gas reserves of Fortune Petroleum Corporation dated February 15, 1994, and February 27, 1995, respectively, in the Prospectus constituting part of the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-2 to be filed on or about November 25, 1996.

Respectfully,

/s/ Sherwin D. Yoelin
Sherwin D. Yoelin
Registered Petroleum Engineer
State of California
Certificate No. P 1241